Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

KMG Chemicals, Inc.:

We consent to the use of our reports dated October 16, 2017, with respect to the consolidated balance sheets of KMG Chemicals, Inc. and subsidiaries as of July 31, 2017, and 2016 and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended July 31, 2017, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 31, 2017, which reports appear in the July 31, 2017 annual report on Form 10-K of KMG Chemicals, Inc. incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated October 16, 2017, on the effectiveness of internal control over financial reporting as of July 31, 2017, contains an explanatory paragraph that states that KMG Chemicals, Inc. acquired Flowchem Holdings LLC during 2017, and management excluded from its assessment of the effectiveness of KMG Chemicals, Inc.’s internal control over financial reporting as of July 31, 2017, Flowchem Holdings LLC’s internal control over financial reporting associated with 68% of total assets (of which 61% represents goodwill and intangibles included within the scope of the assessment) and 3% of net sales included in the consolidated financial statements of KMG Chemicals, Inc. and subsidiaries as of and for the year ended July 31, 2017. Our audit of internal control over financial reporting of KMG Chemicals, Inc. also excluded an evaluation of the internal control over financial reporting of Flowchem Holdings LLC.

/s/ KPMG LLP

Dallas, Texas

September 12, 2018